Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Support of Interim Operations

FREMONT California, March 20, 2009 — AXT, Inc. (NasdaqGM: AXTI) a leading manufacturer of compound semiconductor substrates, today announced that the Board of Directors has invested Wilson W. Cheung, the Company’s Chief Financial Officer, with the responsibility of administering day-to-day operations following the resignation of the Company’s Chief Executive Officer on March 17, 2009. Mr. Cheung is expected to perform the functions of principal executive officer in addition to his function as Chief Financial Officer during this transition period, and pending the appointment of an interim chief executive officer to serve until a successor Chief Executive Officer is named.

The Board of Directors intends to continue to work closely with Mr. Cheung and the Company’s other executive officers, to make sure that the Company continues to operate smoothly and without interruption. Mr. Cheung is expected to handle daily administration of the Company, with Mr. Raymond A. Low, Vice President, Corporate Controller to provide additional support to Mr. Cheung during this period of transition. Mr. Minsheng Lin will manage operations at the Company’s facility in Beijing, China. Mr. Davis Zhang will manage the Company’s joint venture operations. Mr. John J. Cerilli and Mr. Robert G. Ochrym will manage the Company’s global sales, marketing and business development efforts, with assistance continued to be provided by the Company’s other executive officers.

“The Board of Directors is committed to helping management in any way necessary during this transition period,” said Jesse Chen, Chairman of the Board of Directors. “We have complete confidence in the ability of our management team to effectively continue operations of our business while we move ahead in the process of appointing an interim CEO and pending appointment of a replacement CEO.”

“AXT enters 2009 with a strong financial position, and a diverse and comprehensive product portfolio addressing a range of growing and emerging markets. While the macro-environment presents some near-term challenges, we continue to believe that we can successfully leverage our competitive advantages and continue to strengthen our results and competitive positioning as the global economy improves,” said Mr. Cheung.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our balance sheet, ability to address growing and emerging markets, opportunities from our customer relationships, and our ability to continue to drive future businesses in 2009. These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; global financial conditions and uncertainties, market acceptance and demand for the company’s products; the impact of the factory closures or other delays by our customers on the timing of sales of products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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